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                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re:
                                               Chapter 11
CORAM HEALTHCARE CORPORATION                   Case No. 00-3299 (MFW)
and CORAM, INC.,                               (Jointly Administered)
                                               Objection Deadline: N/A
        Debtors.                               Hearing Date: September 30, 2003,
                                                        @10:30 a.m. (EDST)



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                    MODIFICATION TO THE CHAPTER 11 TRUSTEE'S
                      AMENDED JOINT PLAN OF REORGANIZATION

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                  Arlin M. Adams, the Chapter 11 Trustee of the bankruptcy
estates of Coram Healthcare Corporation and Coram, Inc., respectfully submits this Modification to the Chapter 11 Trustee's Amended Joint Plan of Reorganization (the "Amended Plan of Reorganization").

        1. Article 4, Class 6 (CHC Equity Interests)(page 15) of the Amended Plan of Reorganization is hereby deleted and replaced with the following:

                           On or before the Distribution Date, each holder of an
                  Allowed CHC Equity Interest shall receive a Distribution equal to its pro rata share of the Plan Funding Cash Balance.

                           In addition, the holders of CHC Equity Interests
                  shall receive, on a pro rata basis, a distribution from the net proceeds of the Causes of Action (if any), in accordance with Article 5.3 of the Plan.

                           All CHC Equity Interests shall be deemed cancelled
                  and extinguished as of the Effective Date.

                           Class 6 is impaired under the provisions of the Plan
                  and is entitled to vote to accept or reject the Plan.

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         2. Article 5, Section 5.3 (the Causes of Action)(page 16) of the
Amended Plan of Reorganization is hereby deleted and replaced with the following:

                  The Trustee shall retain the sole and exclusive right, from and after the Effective Date, to commence, prosecute, compromise and seek Bankruptcy Court approval of any settlement of any of the Causes of Action on behalf of the Debtors' estates; provided, however, that no action or cause of action shall be commenced or maintained against any Person to be released as provided in Article 9 of this Plan. Reorganized Coram shall be responsible for payment of all Post-Effective Date Administrative Claims related to the Causes of Action. The proceeds of the Causes of Action, if any, shall be distributed as follows: (a) First, to Reorganized Coram in an amount equal to the Post-Effective Date Administrative Claims relating to the Causes of Action; (b) Second, to the holders of Allowed General Unsecured Claims on a pro rata basis in an amount equal to the interest accruing (at the statutory judgment rate set forth in Section 1961 of Title 28 of the United States Code) from the Petition Date through the Effective Date on account of such Allowed General Unsecured Claims until such interest has been paid in full; and (c) Third, on a pro rata basis to the holders of CHC Equity Interests.

                                       Respectfully Submitted,

                                       /s/ Arlin M. Adams
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                                       Arlin M. Adams, Chapter 11 Trustee of the
                                       Bankruptcy Estates of Coram
                                       Healthcare Corp. and Coram, Inc.

Of Counsel

SCHNADER HARRISON SEGAL
     & LEWIS LLP
Barry E. Bressler
Wilbur L. Kipnes
Richard A. Barkasy
Michael J. Barrie
1600 Market Street, Suite 3600
Philadelphia, Pennsylvania 19103
(215) 751-2000
Dated: June 17, 2003
       Philadelphia, Pennsylvania


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